Exhibit 107

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Other	Depositary Shares, each representing 1/20th of a share of 6.75% Series B Mandatory Convertible Preferred Stock	457(r)	8,050,000(1)(2)	$50	$402,500,000.00(2)	0.00011020	$44,355.50

	Equity	6.75% Series B Mandatory Convertible Preferred Stock	457(r)	(3)	—	—	—	—(3)

	Equity	Common Stock	457(i)	3,405,955(4)	—	—	—	— (5)

							Total fees previously paid	—

							Amount Owed (including Over Allotments)	$44,355.50

(1)

Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock registered includes an indeterminate number of additional shares of our common stock that may be issued from time to time upon the conversion of the 6.75% Mandatory Convertible Preferred Stock, Series B, par value $0.01 per share (“Mandatory Convertible Preferred Stock”), or to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions, including as a result of the anti-dilution provisions thereof.

(2)	Includes the underwriters’ option to purchase an additional 1,050,000 Depository Shares.
(3)

Each Depositary Share represents a 1/20th interest in a share of 6.75% Mandatory Convertible Preferred Stock. Because no separate consideration will be received by the registrant for the Mandatory Convertible Preferred stock, no registration fee is required with respect to these securities.

(4)

The number of shares of our common stock to be registered is based on the maximum number of shares of our common stock into which 402,500 shares of the Mandatory Convertible Preferred Stock can be converted, inclusive of the underwriters’ option to purchase an additional 52,500 shares of the Mandatory Convertible Preferred Stock, which is 8.4620 shares of our Common Stock per share of the Mandatory Convertible Preferred Stock, or a maximum total of 3,405,955 shares of our Common Stock.

(5)

Pursuant to Rule 457(i) under the Securities Act of 1933, there is no additional registration fee payable with respect to the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock because no additional consideration will be received in connection with the exercise of the conversion privilege.